                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference of our report dated February 23, 2001(except for Note 8, as to which the date is March 30, 2001), with respect to the consolidated financial statements of Teligent, Inc. (on May 21, 2001, Teligent, Inc. filed for protection under the United States bankruptcy laws, see
Note 18 (unaudited) to the consolidated financial statements) included in Form 10-K/A for the year ended December 31, 2000 and the related financial statement schedule included therein, in the Registration Statement Number 333-45005 on Form S-8, Registration Number 333-93241 on Form S-8, and Registration Number 333-52456 on Form S-8.

                                   /s/ ERNST & YOUNG LLP

McLean, Virginia
June 29, 2001